Exhibit 99.1

General Moly, Inc. — NYSE Amex and TSX: GMO

1726 Cole Blvd., Suite 115

Lakewood, CO 80401

Phone: (303) 928-8599

Fax: (303) 928-8598

GENERAL MOLY ANNOUNCES SIGNIFICANT INVESTMENT FROM HANLONG, POSCO COMMITS TO 20% MT. HOPE EQUITY INTEREST

INVESTMENTS ANTICIPATED TO FULLY FUND THE MT. HOPE PROJECT

LAKEWOOD, COLORADO — March 5, 2010, General Moly (NYSE Amex and TSX: GMO) announced a significant investment and strategic relationship with Hanlong (USA) Mining Investment Inc., a wholly-owned subsidiary of Sichuan Hanlong Group (Hanlong), that is anticipated to provide full project funding for the Company’s 80% owned Mt. Hope project.

Highlights of the transaction include:

•                  $665 million bank loan from a Prime Chinese Bank to be procured and guaranteed by Hanlong at an anticipated rate of Libor plus 2%-4%;

•                  $80 million equity investment in General Moly through the purchase of 25% of the Company’s fully diluted shares, partially contingent upon completion of $665 million bank loan;

•                  $20 million bridge loan to assist in Mt. Hope project restart, repayable from the proceeds of the Bank Loan; and

•                  A long-term molybdenum supply off-take agreement for Hanlong from Mt. Hope production.

Bruce D. Hansen said, “I am extremely pleased to have Hanlong as a major investor and partner.  This transaction with Hanlong provides superior value to our stockholders than alternative transactions we have recently evaluated.  Hanlong will, in accordance with the terms and conditions of the agreement, invest $80 million in equity and procure $665 million in senior secured debt, which we believe will fully fund the Mt. Hope project.  Given the robust cash flows anticipated to be generated from the Mt. Hope project, we feel we can adequately service the $665 million loan.  Assuming $15 per pound molybdenum prices, during the first full five years of production, total debt service will consume approximately 50% of our anticipated cash flow after sustaining capital.  Additionally, our post-transaction levered after-tax Net Present Value (NPV) of General Moly’s 80% share of Mt. Hope is estimated at $1.2 billion using an 8% discount rate at a $15 per pound moly price growing to over $2 billion at $20 per pound prices.  Of note, these figures do not include any value for the Liberty project, which we now believe becomes increasingly viable with the Mt. Hope project financing arranged.  We believe this transaction positions General Moly to reach its strategic goal of being the world’s largest publicly listed pure-play moly producer with ultimate targeted production of approximately 50 million pounds per year.”

Mr. Hansen added, “We would also like to express our appreciation to POSCO, our Joint Venture partner at Mt. Hope, for its immense support as we have evaluated numerous financing alternatives and its commitment to remain a 20% partner in the Mt. Hope project.”

Hui Xiao (Steven), President of Hanlong (USA) Mining Investment Inc. commented, “We are extremely pleased to invest in General Moly and we feel their Mt. Hope and Liberty projects are two of the most promising moly assets worldwide.  Our investments in General Moly and Moly Mines position Hanlong to be a significant participant in the future of the molybdenum industry, which we find very attractive.”

The equity issuances in connection with this transaction are subject to General Moly stockholder approval, which will be sought at the General Moly Annual General Meeting.

A Mt. Hope project Sources and Uses table and a General Moly NPV table are located at the back of this release.

Hanlong Equity Investment

The $80 million equity investment will occur in two tranches.  Hanlong will purchase 12.5% of the Company’s fully diluted shares (the First Tranche) for $40 million.  The First Tranche shares will be issued on the satisfaction of certain conditions including General Moly’s receipt of stockholder approval and publication of the Company’s Draft Environmental Impact Statement (DEIS), which is now anticipated to occur by midyear.  Additionally, Hanlong is required to obtain necessary Chinese Government approvals for the transaction and to provide a Comfort letter supporting the loan terms described below.  The Company anticipates the First Tranche shares will be issued in the third or fourth quarter of this year.

Hanlong will purchase the remaining shares (the Second Tranche) for an additional $40 million to then give Hanlong a 25% fully diluted interest in General Moly.  The Second Tranche shares will be issuable on the satisfaction of certain conditions including receipt of the Company’s Record of Decision (ROD) from the Bureau of Land Management (BLM) and the completion of documentation and drawdown availability related to the $665 million Bank Loan described below.  General Moly anticipates satisfaction of the Second Tranche conditions early next year.  All conditions to the Second Tranche must be completed no later than January 31, 2012.

The total number of shares to be issued to Hanlong will be impacted ultimately by ArcelorMittal’s election with regard to its pre-existing anti-dilution rights.  The Company anticipates issuing Hanlong between 27.8 and 28.8 million shares, depending on ArcelorMittal’s election with regard to its rights.

Hanlong will be represented on General Moly’s Board of Directors with one Director who will be appointed to the Board upon completion of the First Tranche and a second Director who will be added upon completion of the Second Tranche.

Hanlong will have anti-dilution rights, giving it the right to purchase additional shares to maintain its 25% fully diluted interest in General Moly.  Hanlong and General Moly have also executed a stockholder agreement, which, through a standstill provision, limits Hanlong’s ability to acquire additional shares in General Moly without Board approval and in certain circumstances governs how Hanlong will vote its shares.

Hanlong Guaranteed Bank Loan

Hanlong will use commercial reasonable efforts to procure from a Prime Chinese Bank a minimum $665 million senior secured term loan (Bank Loan) for General Moly to assist in its funding of the Mt. Hope development costs.  Hanlong will guarantee this Bank Loan.  The interest rate on the Bank Loan is anticipated to be at LIBOR plus a spread of between 2% and 4%.  The Bank Loan will be repaid over a minimum of 14 years from achievement of commercial production at Mt. Hope and may be pre-paid at any time at the Company’s discretion.  Hanlong will assist General Moly in negotiations with the Chinese bank and the Bank Loan is anticipated to have normal and customary covenants and security arrangements.

When funds can be drawn under the Bank Loan, General Moly will pay a $15 million arrangement fee to Hanlong as sole compensation for all up-front fees associated with the loan charged by the Chinese bank and costs incurred in connection with Hanlong’s guarantee of the Bank Loan.

The Bank Loan is anticipated to close approximately two to three months following receipt of the Company’s Record of Decision from the BLM and the satisfaction of the Second Tranche conditions.

Break Fees

A break fee is payable by either party should the transaction fail due to either party failing to meet their respective First or Second Tranche conditions.  Hanlong’s break fee is $10 million payable to General Moly and General Moly’s break fee is $5 million (subject to certain adjustments) payable to Hanlong, which could be paid in General Moly shares at the Company’s option under certain circumstances.  The break fee payable by General Moly may in certain circumstances be increased.

Bridge Loan

Hanlong will provide a $20 million bridge loan to General Moly (Bridge Loan) available in two tranches.  The first $10 million tranche will bear an interest rate of LIBOR + 2% and will be available following approval by the Chinese State Administration of Foreign Exchange (SAFE), ArcelorMittal’s election with regard to its anti-dilution rights and satisfaction of other customary conditions.  The second $10 million tranche bears an interest rate of 10% per annum and will be available five business days following stockholder approval.  All amounts outstanding under the Bridge Loan are repayable out of the proceeds from the Bank Loan. General Moly will pledge a 10% interest in the Mt. Hope project to Hanlong as security supporting the Bridge Loan.  The Bridge Loan will be utilized to fund certain project restart costs including engineering and equipment procurement efforts as permitting is advanced.

Molybdenum Supply Agreement

General Moly has executed off-take agreements with ArcelorMittal, SeAH Besteel and Sojitz for an aggregate of approximately 15.5 million pounds of annual molybdenum (moly) production for the first five years of Mt. Hope’s operations.  During this period, Hanlong will be required to purchase the balance of General Moly’s equity share of production, or approximately 16.5 million pounds annually.

Thereafter and during the rest of the original Bank Loan term, Hanlong will purchase the greater of 16 million pounds and 70% of General Moly’s share of Mt. Hope production annually.  After the expiration of the original Bank Loan term, Hanlong will purchase that proportion of General Moly’s share of Mt. Hope production equal to two and one-half (2.5) times Hanlong’s fully diluted ownership in General Moly.

The price Hanlong will pay for moly is broken down into two segments.  25% of the production Hanlong purchases will have payment terms similar to the previous floor price protected off-take contracts that the Company has in place.  These agreements include hard floor prices ranging from $12.50 to $13.50 per pound and incremental discounts above the floor price.  For the remaining 75% of the production Hanlong purchases, it will pay the spot price less a slight discount.

Following this transaction, General Moly will have 100% of Mt. Hope’s production committed for the first five years, approximately half of which contains floor price protection to help support the Company’s ability to service debt in periods of low moly prices.

Stockholder Rights Plan

In conjunction with the signing of this transaction, General Moly’s Board of Directors has adopted a stockholder rights plan that is designed to strengthen the ability of the Board of Directors to respond to unsolicited offers or takeover attempts and to protect the interests of General Moly’s stockholders.  The plan was not adopted in response to any particular unsolicited offer or takeover attempt, but to encourage potential buyers to negotiate directly with the Board, and to maximize stockholder value.  The plan will terminate the earlier of 30 days after the closing of the Second Tranche under the Hanlong agreement, and December 31, 2011.  Additional information on the stockholder rights plan can be found in a separate press release.

POSCO Third Election Contribution

In conjunction with the announcement of the Hanlong transaction, POSCO has elected to retain its 20% interest in the Mt. Hope project.  Based on its election, POSCO will be required to pay an additional $56 million to Eureka Moly (the LLC) at the time permits are received in addition to 20% of funds spent by the LLC as of that date (the catch-up contribution).  The Company currently estimates that catch-up contribution to be approximately $35 million.  Additionally, based on the Company’s expectation that Mt. Hope will not commence commercial production by December 31, 2011, the LLC will be required to refund POSCO $36 million, payable January 27, 2012.

ArcelorMittal Participation

The Company’s November 2007 private placement of 8.257 million shares with ArcelorMittal, the world’s largest steel company, included certain anti-dilution rights with respect to future issuances by General Moly of common shares.  ArcelorMittal is evaluating its position with respect to such anti-dilution rights with respect to the proposed Hanlong transaction.  Pursuant to those rights, ArcelorMittal may have an option to participate in the First Tranche and the Second Tranche equity issuances.  If ArcelorMittal were to participate in both tranches, the Company estimates that up to approximately 3.3 million additional shares could be issued to ArcelorMittal and the number of shares issued to Hanlong would increase from approximately 27.8 million to 28.8 million shares in aggregate.  The Company is currently discussing with ArcelorMittal the consideration associated with its decision to participate or waive its rights.

Sources and Uses Table

Sources	$M
Eureka Moly:
POSCO (20%)	231
GMI (80%)	923
1,154

GMI (80%) share
Bank Loan	665

Equity funded by:
Already Spent(1)	131
Cash on Hand(1)	49
POSCO 3rd Payment	56
Hanlong Proceeds	80
Additional Equity
Required and/or cost
savings	6

Total Sources of Funds	987

Uses	$M
Eureka Moly
Capital Expenditure	1,039
Working Capital	115
1,154

GMI (80%) share
Share of Eureka Funding	923
Estimated Interest during
construction	49
Fees (fixed)	15

Total Funding Required	987

1.              As of December 31, 2009

Project NPV Table

The following table sets forth the Company’s estimate of the NPV of General Moly’s 80% ownership interest in the Mt. Hope project, assuming the Bank Loan is consummated, General Moly’s 100% ownership interest in the Liberty Project, and the aggregate of General Moly’s ownership interest in the two projects, based upon the anticipated cash flows from each project and the metal prices set forth therein.

Moly Price Assumption	Mt. Hope Levered NPV(1)	Liberty Pre- feasibility NPV(2)	General Moly Corporate Project NPV
$15.00	$1,199	$485	$1,684
$20.00	$2,076	$1,006	$3,082
$25.00	$2,886	$1,507	$4,393

1.              Based on the Bankable Feasibility Study (BFS) which provided data on the viability, expected economics and production and cost estimates of the Mt. Hope project  The BFS was originally completed in August 2007 and was then updated in 2008 and confirmed in 2009.  Assumptions include an 8% discount rate, 16 year loan term with a fixed interest rate of 6% and a 14 year accelerated amortization schedule with loan payments beginning only after commercial production commences at the Mt. Hope project.  All anticipated taxes, royalties, and Nevada Net Proceeds taxes are included as well as certain G&A expenditures. Shipping and Marketing expenses are excluded.

2.              Based on the Liberty pre-feasibility study released in April 2008.  Assumptions include 8% discount rate, after-tax, assumes a $1.50 copper price.  Project is un-levered.

Conference Call

A conference call will be held later today at 2:00 p.m. Eastern / 12:00 p.m. Mountain to discuss the Hanlong transaction in greater detail.  Call-in information is provided below.  Corresponding slides will be provided on the Company’s website under the Investor tab.  Additionally, a listen-only webcast will simultaneously run on the Company’s website, also accessible under the Investor tab.

Conference Call Details

Dial-in Number:	800.659.2056
Int’l Dial-in Number:	617.614.2714
Passcode:	General Moly

Replay:	888.286.8010
Replay Passcode:	75848605

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General Moly is a U.S.-based molybdenum mineral development, exploration and mining company listed on the NYSE Amex (formerly the American Stock Exchange) and the Toronto Stock Exchange under the symbol GMO. Our primary asset, our interest in the Mt. Hope project located in central Nevada, is considered one of the world’s largest and highest grade molybdenum deposits. Combined with our second molybdenum property, the Liberty project that is also located in central Nevada, our goal is to become the largest primary molybdenum producer by the middle of the next decade. For more information on the Company, please visit our website at http://www.generalmoly.com

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Sichuan Hanlong Group is a large, privately held Chinese company with a wide portfolio of investments including mining resource development, electricity production, infrastructure development, pharmaceutical production, food and alcoholic beverages, real estate development, environmental technology, tourism development and high tech industries. The group has over 12.000 employees worldwide and revenues in excess of 9.5 billion RMB in 2008. Hanlong Group is well known for its philanthropic work in China, especially in its home province of Sichuan. Hanlong Group’s overseas interests are solely in the mining resources sector; the company has its base in Sydney, Australia where it has built a multicultural team of mining and finance specialists.

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Contact Information — General Moly:

Investors — Seth Foreman	(303) 928 — 8591	sforeman [AT] generalmoly.com
Business Development — Greg McClain	(303) 928 — 8601	gmcclain [AT] generalmoly.com

Website: http://www.generalmoly.com		info@generalmoly.com

Forward Looking Statements

Statements herein that are not historical facts are “forward-looking statements” within the meaning of Section 27A of the Securities Act, as amended and Section 21E of the Securities Exchange Act of 1934, as amended and are intended to be covered by the safe harbor created by such sections. Such forward-looking statements involve a number of risks and uncertainties that could cause actual results to differ materially from those projected, anticipated, expected, or implied by the Company. These risks and uncertainties include, but are not limited to, metals price and production volatility, global economic conditions, currency fluctuations, increased production costs and variances in ore grade or recovery rates from those assumed in mining plans, exploration risks and results, political, operational and project development risks, including the Company’s ability to obtain required permits to commence production and its ability to raise required financing, adverse governmental regulation and judicial outcomes.  The closing of the Hanlong transaction and obtaining bank financing are subject to a number of conditions precedent that may not be fulfilled. For a detailed discussion of risks and other factors that may impact these forward looking statements, please refer to the Risk Factors and other discussion contained in the Company’s quarterly and annual periodic reports on Forms 10-Q and 10-K, on file with the SEC. The Company undertakes no obligation to update forward-looking statements.